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March 29, 2006                                             For Immediate Release


                       INTELLIGENT SECURITY NETWORKS, INC.
                  AGREES TO ACQUIRE GAMBINO APPAREL GROUP, INC.

Deerfield Beach, FL: Intelligent Security Networks, Inc. (OTC: "ISNT") announced today that it had agreed to acquire Gambino Apparel Group, Inc. of Deerfield Beach, FL through an exchange of shares of Common Stock. The transaction, which will include a change of name of the Company, has been approved by shareholders and is expected to close on or before April 15, 2006.

Gambino Apparel Group specializes in trendy Brazilian-cut denim fashions, including its signature line of "Bullet Hole Jeans" accented with Swarovski crystals. The Company also designs and produces ladies tops, skirts and lingerie as well as men's shirts and jeans. Company founder, CEO and principal designer Christopher J. Gambino will serve as Chairman and CEO of the Company while Evelina M. Gambino serves as Executive Designer. Upon closing, the company will be renamed Gambino Apparel Group, Inc. "I look forward to taking our company to the next level of development and expansion through this acquisition" said Mr. Gambino.

The Company's executive offices, showroom, retail store and production facility are located in Deerfield Beach, Florida. Additional showroom/retail locations are planned for New York, Boston, Los Angeles and Fort Lauderdale during the next year, and additional production and warehouse space will be obtained in the near future. The company's fashion line will also be featured in a series of nightclub promotions throughout the United States hosted by actor Steven Bauer. A television infomercial will begin airing in May in both Spanish and in English and on May 1, 2006 a billboard in Times Square at Broadway and 45th Street will be unveiled.

Intelligent Security Networks, Inc. is proceeding with its previously-announced plans to issue a stock dividend to its shareholders whereby it will distribute all of the shares of Common Stock of Suncoast Nutriceuticals, Inc. ("SNI") which it received from SNI as partial compensation for the purchase and sale of its sun care and skincare assets and the shares of its Caribbean Pacific Natural Products, Inc. subsidiary. The share dividend will be one (1) share of SNI Common Stock issued for each three (3) shares of ISNT Common Stock owned of record by each shareholder as of the close of business on a new record date which will be announced shortly. Fractional shares will be adjusted to the next highest number of shares.

Certain statements in this press release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward-looking statements are further qualified by other factors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

For further information, please contact:
William J. Reilly
Intelligent Security Networks, Inc.
(561) 995-4625

Christopher J. Gambino
Gambino Apparel Group, Inc.
(954) 425-8787
www.gambinoapparel.com

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